EXHIBIT 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Frisch’s Restaurants, Inc.

We have reviewed the accompanying consolidated balance sheet of Frisch’s Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of September 20, 2011, and the related consolidated statements of earnings for each of the sixteen week periods ended September 20, 2011 and September 20, 2010 and the related consolidated statements of shareholders’ equity and cash flows for the sixteen week periods ended September 20, 2011 and September 21, 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of May 31, 2011, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated July 29, 2011, we expressed an unqualified opinion on those consolidated financial statements.

/s/ Grant Thornton LLP
Cincinnati, Ohio
October 21, 2011